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                                                 INTRENET, INC.
                                                 STATEMENT RE: COMPUTATION
                                                 OF PER SHARE EARNINGS


                                                    Three Months Ended           Nine Months Ended
                                                       September 30,                September 30,
                                                     1995          1994           1995          1994
Weighted average shares outstanding
    during period                                 13,197,728     9,087,164     13,197,728     9,077,752

    Assumed exercise of options and
        warrants                                     454,286       859,557        512,118       891,442

Shares assumed for primary earnings
    per share                                     13,652,014     9,946,721     13,709,846     9,969,194

    Assumed conversion of 7% Convertible
        Subordinated Debentures                          -       3,636,364            -       3,636,364

    Shares assumed for fully diluted earnings
        per share                                    N/A        13,583,085        N/A        13,605,558

Earnings for the period:
    ($ in Thousands)

    Net earnings                                $        238  $      1,505   $      1,169  $      4,472

Earnings per common and common
      equivalent share:

      Primary                                   $       0.02  $       0.15   $       0.09  $       0.45


      Fully diluted                                  N/A      $       0.12        N/A      $       0.35





                                                                                          EXHIBIT  11


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